Exhibit 2
PERU COPPER INC.
MANAGEMENT INFORMATION CIRCULAR
Solicitation of Proxies
This management information circular is furnished in connection with the solicitation of proxies by the management of Peru Copper Inc. for use at our annual meeting of shareholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting. References in this management information circular to the Meeting include any adjournment or adjournments thereof. It is expected that the solicitation will be primarily by mail, however, proxies may also be solicited personally by regular employees of the company and we may use the services of an outside proxy solicitation agency to solicit proxies. The cost of solicitation will be borne by the company.
Our board of directors (the “Board”) has fixed the close of business on April 6, 2006 as the record date, being the date for the determination of the registered holders of securities entitled to receive notice of and to vote at the Meeting. Duly completed and executed proxies must be received by our transfer agent at the address indicated on the enclosed envelope no later than 4:00 p.m. (Toronto time) on May 9, 2006, or no later than 48 hours (excluding Saturdays and holidays) before the time of any adjourned Meeting.
Unless otherwise stated, the information contained in this management information circular is as of March 31, 2006. This management information circular contains references to United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and Canadian dollars are referred to as “Cdn$”.
Appointment and Revocation of Proxies
The persons named in the enclosed form of proxy are officers and/or directors of the company. A shareholder desiring to appoint some other person, who need not be a shareholder, to represent him at the Meeting, may do so by inserting such person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy and, in either case, depositing the completed and executed proxy at the office of our transfer agent indicated on the enclosed envelope no later than 4:00 p.m. (Toronto time) on May 9, 2006, or no later than 48 hours (excluding Saturdays and holidays) before the time of any adjourned Meeting.
A shareholder forwarding the enclosed proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank. The shares represented by the proxy submitted by a shareholder will be voted in accordance with the directions, if any, given in the proxy.
A proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a shareholder or by a shareholder’s attorney authorized in writing (or, if the shareholder is a corporation, by a duly authorized officer or attorney) and deposited either at the registered office of the company (40 King Street West, Suite 2100, Toronto, ON M5H 3C2; Attention: Paul M. Stein, Corporate Secretary) at any time up to and including the last business day preceding the day of the Meeting or with the Chairman of the Meeting on the day of the Meeting or in any other manner permitted by law.
Exercise of Discretion by Proxies
The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, such shares will be voted in favour of the passing of all the resolutions described below. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this management information circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.
Voting by Non-Registered Shareholders
Only registered shareholders of the company or the persons they appoint as their proxies are permitted to vote at the Meeting. Most of our shareholders are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant. In accordance with applicable securities law requirements, we will have distributed copies of the notice of meeting, this management information circular, the form of proxy and the financial statement request form (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.
Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:
(i)	be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar-code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with us, c/o Computershare Investor Services Inc., 100 University Avenue, P.O. Box 4572, Toronto, Ontario, M5J 2Y1.
In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of the company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven (7) days prior to the Meeting.
Interest of Certain Persons in Matters to be Acted Upon
None of our directors or executive officers who have held such position at any time since January 1, 2005, and none of our proposed nominees for election as directors of the company, nor any associate or affiliate of such persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.
Voting Securities and Principal Holders Thereof
As of March 31, 2006, we had 118,009,844 common shares issued and outstanding. Each common share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting has been fixed at April 6, 2006. In accordance with the provisions of the Canada Business Corporations Act (the “CBCA”), we will prepare a list of holders of common shares as of such record date. Each holder of common shares named in the list will be entitled to vote the shares shown opposite his or her name on the list at the Meeting. All such holders of record of common shares are entitled either to attend and vote in person the common shares held by them or, provided a completed and executed proxy shall have been delivered to our transfer agent within the time specified in the attached Notice of Meeting, to attend and vote at the Meeting by proxy the common shares held by them.
To the knowledge of our directors or executive officers, as of the date hereof, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over voting securities carrying more than 10% of the voting rights attached to any class of our voting securities are as follows:

	Number of	Percentage of
Name	Common Shares	Outstanding Common Shares
Lowell Family Trust UA	15,340,000 (1)	13%
Ranchu Copper Investments Limited	11,816,900 (2)	10%

(1)	J. David Lowell, together with his wife, Edith Lowell, are trustees of Lowell Family Trust UA and exercise control and direction over these common shares in such capacity.

(2)	Luis J. Baertl, one of our co-founders, is a director of and controls Ranchu Copper Investments Limited and exercises control and direction over these common shares in such capacity.

Statement of Executive Compensation
The company currently has four “Named Executive Officers”. They are its Chief Executive Officer, Chief Financial Officer and two of the company’s most highly compensated executive officers other than the CEO and CFO, who were serving as executive officers at December 31, 2005 and whose total salary and bonus amounted to Cdn$150,000 or more.
The following table provides information for our most recently completed financial years ended December 31, 2004 and December 31, 2005 regarding compensation paid to or earned by our Named Executive Officers.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Securities	Shares or
				Other Annual	Under	Units Subject	LTIP	All Other
Name and Principal		Salary	Bonus	Compensation	Options	to Resale	Payouts	Compensation
Position	Year	($)	($)	($)	Granted (#)	Restrictions	($)	($)
Charles G. Preble (1)	2005	138,300	Nil	23,250	100,000	Nil	Nil	Nil
President and Chief	2004	92,400	Nil	Nil	1,800,000	Nil	Nil	Nil
Executive Officer

Thomas J. Findley (2)	2005	135,712	Nil	Nil	450,000	Nil	Nil	Nil
Chief Financial Officer	2004	83,951	Nil	Nil	750,000	Nil	Nil	Nil

J. David Lowell (3)	2005	137,500	Nil	23,250	100,000	Nil	Nil	Nil
Executive Chairman of	2004	8,333	Nil	Nil	500,000	Nil	Nil	Nil
the Board

Angel Alvarez (4)	2005	128,760	Nil	Nil	110,000	Nil	Nil	Nil
Vice President, Exploration	2004	96,000	Nil	Nil	240,000	Nil	Nil	Nil

(1)	Mr. Preble was appointed as President and Chief Executive Officer effective February 24, 2004. Mr. Preble’s salary amount for 2004 represents salary from the date of our incorporation on February 24, 2004 to December 31, 2004. See also “Compensation of Directors”.

(2)	Mr. Findley was appointed as Chief Financial Officer effective February 24, 2004. Mr. Findley’s salary amount for 2004 represents salary from the date of our incorporation on February 24, 2004 to December 31, 2004.

(3)	Mr. Lowell was appointed as Chairman effective February 24, 2004 and the company entered into a consulting agreement with Mr. Lowell on December 1, 2004. See also “Compensation of Directors”.

(4)	Mr. Alvarez was appointed as Vice President, Exploration effective November 24, 2004.

Stock Options
The following table provides details of stock options granted to the Named Executive Officers during the financial year ended December 31, 2005 pursuant to our share option plan (the “Share Option Plan”).
Option Grants During the Financial Year Ended December 31, 2005

				Market Value of
				Securities
				Underlying
	Securities	% of Total Options		Options on the
	Under Options	Granted in Fiscal	Exercise or Base	Date of Grant
Name	Granted (#)(1)	Year (2)	Price ($/Security)	($/Security)	Expiration Date
Charles G. Preble	100,000	5%	Cdn $1.58	Cdn $1.58	May 5, 2010
Thomas J. Findley	450,000	23%	Cdn $1.58	Cdn $1.58	May 5, 2010
J. David Lowell	100,000	5%	Cdn $1.58	Cdn $1.58	May 5, 2010
Angel Alvarez	110,000	5.6%	Cdn $1.58	Cdn $1.58	May 5, 2010

(1)	All stock options are exercisable to acquire common shares of the company.

(2)	Based on the total number of options granted pursuant to the Share Option Plan during the fiscal year ended December 31, 2005 of 1,950,400.
The following table provides details regarding stock options exercised by the Named Executive Officers during the financial year ended December 31, 2005 and year-end option values.
Aggregated Option Exercises During the Financial Year Ended December 31, 2005
and Year-End Option Values

					Value of Unexercised in-the-
			Unexercised Options at		money Options at
	Securities	Aggregate	December 31, 2005		December 31, 2005 (1)
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise (#)	Realized ($)	(#)	(#)	(Cdn$)	(Cdn$)
Charles G. Preble	Nil	Nil	884,000	1,016,000	1,307,400	1,550,400
Thomas J. Findley	Nil	Nil	450,000	750,000	679,500	1,185,000
J. David Lowell	Nil	Nil	220,000	380,000	349,000	606,000
Angel Alvarez	Nil	Nil	137,200	212,800	206,220	334,320

(1)	Value calculated based on the closing price of our common shares on the Toronto Stock Exchange (the “TSX”) on December 31, 2005 of Cdn$3.23, less the exercise price of the in-the-money options. For this calculation, the exercise price of our US$1.40 stock options was converted to Canadian dollars based on an average exchange rate for the period of Cdn$1.86:US$1.40. These options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the common shares on the date of exercise.

Employment Agreements
We have entered into employment agreements with Mr. Charles G. Preble, President and Chief Executive Officer of the company, and Mr. Thomas J. Findley, Chief Financial Officer of the company, each dated as of February 24, 2004.
Mr. Preble’s employment agreement provides for a base salary, to be reviewed annually by the board of directors, plus bonus and benefits as determined, from time to time, by the board of directors and the Compensation Committee, respectively, as applicable. On May 5, 2005, a bonus equal to 50% of his base salary was approved for Mr. Preble. The bonus is contingent upon achieving certain goals and objectives set by management and agreed upon by the Company’s Compensation Committee.
Mr. Findley’s employment agreement provides for a base salary, to be reviewed annually by the board of directors, plus bonus and benefits as determined, from time to time, by the board of directors and the Compensation Committee, respectively, as applicable. On May 5, 2005, a bonus equal to 50% of his base salary was approved for Mr. Findley. The bonus is contingent upon achieving certain goals and objectives set by management and agreed upon by the Company’s Compensation Committee.
Each of Messrs. Preble and Findley is entitled to a severance of 36 months’ base salary plus benefits for the earlier of 36 months or until the executive obtains comparable benefits from another source to be paid upon: (a) termination of employment without cause, (b) termination or resignation of employment upon a change of control of the company, or (c) a material decrease in any duties, powers, rights, discretion, salary or benefits within 6 months after a change of control (each of (a), (b) and (c) herein, collectively referred to as “Termination”). A change of control is defined in the employment agreements to include: (a) a consolidation, merger, amalgamation, or other reorganization or acquisition involving the company as a result of which the holders of common shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation; (b) the sale, or other disposition, of greater than 50% of the book value of the assets of the company; (c) any person, entity or group of persons or entities acting jointly or in concert acquires beneficial ownership or control of 20% or more of the common shares and securities convertible into common shares, other than in the case of an acquisition of common shares, or control over common shares, of the company by J. David Lowell, Catherine McLeod-Seltzer, David E. De Witt and/or Luis J. Baertl; (d) a contested election or a consolidation, merger, or other reorganization which results in a change in the majority of the board of directors; (e) the board of directors adopts a resolution to the effect that any of the above events has occurred or is imminent; and (f) a resolution is adopted to wind-up, dissolve or liquidate the company. With respect to stock options, all stock options held by each of Messrs. Preble and Findley which have not yet vested as of the date of Termination shall immediately vest and all stock options shall then be exercisable until the earlier of (i) the termination date of such options or (ii) the date which is 36 months from the date of Termination, notwithstanding the provisions of any agreement or plan. The officers are also entitled to participate in the Share Option Plan. See “Statement of Executive Compensation”.
Other than as described above, we and our subsidiaries have no compensatory plans or arrangements with respect to the Named Executive Officers that result or will result in a Named Executive Officer being entitled to receive more than Cdn$100,000 from us or our subsidiaries in the event of the resignation, retirement or any other termination of employment of such officers’ employment with the company or our subsidiaries, a change of control of the company or our subsidiaries or a change in the Named Executive Officers’ responsibilities following a change of control.

Compensation of Directors
Standard Compensation Arrangements
Each of our directors receives an annual retainer fee of $20,000. Currently, Peru Copper has the following four committees:
Audit Committee
Compensation Committee
Corporate Governance & Nominating Committee
Environmental and Technical Committee
Each committee chairman receives an annual retainer of $8,000, with the exception of the Audit Committee chairman who receives an annual retainer of $12,000. Committee members receive an annual retainer of $2,000, with the exception of Audit Committee members who receive an annual retainer of $4,000. All director and committee retainer fees are paid quarterly.
During the financial year ended December 31, 2005, an aggregate of $138,125 was paid to the directors pursuant to these arrangements and the company granted stock options to the directors to purchase an aggregate of 1,200,000 common shares.
In addition, all of our directors are granted stock options to acquire 300,000 common shares of the company upon their initial election to the Board, in connection with their services on the Board, which options vest in 20% increments beginning six months after issuance.
Other Arrangements
None of our directors were compensated in their capacity as a director by the company or our subsidiaries during the financial year ended December 31, 2005 pursuant to any other arrangement or in lieu of any standard compensation arrangement other than:
(a)	a one-time special payment was paid by the Company in May 2005 in the amount of $20,000 to Carl L. Renzoni as consideration for work performed in connection with his duties as chairman of our corporate governance and nominating committee; and

(b)	Dr. Thomas O’Neil was paid $6,600 by the Company in 2005 for consulting services in connection with the Company’s pre-feasibility study.
Compensation for Services
On December 1, 2004, we entered into consulting services agreements with each of Lowell Mineral Exploration, LLC (of which J. David Lowell is Manager), Catherine McLeod-Seltzer and Pathway Capital Ltd. (of which David E. De Witt is President and a director). Ms. McLeod-Seltzer’s agreement provides for a monthly consulting fee of $2,500 and reimbursement of expenses in the amount of Cdn$500 per month. For the year ended December 31, 2005, a total of $30,000 in consulting fees and Cdn$6,000 for reimbursement of expenses was paid to Ms. McLeod-Seltzer pursuant to this agreement. Mr. Lowell’s agreement provides for an annual consulting fee of $100,000 and $3,000 per month reimbursement for expenses. Effective April 1, 2005, this annual consulting fee was increased to $150,000. For the year ended December 31, 2005, a total of $137,500 in consulting fees and $36,000 for reimbursement of expenses was paid to Mr. Lowell pursuant to this agreement. Pathway Capital Ltd.’s agreement provides for a monthly consulting fee of Cdn$6,000 and can be terminated by either party with thirty (30) days written notice. For the year ended December 31, 2005, a total of Cdn$72,000 was paid to Pathway Capital Ltd. pursuant to this agreement.
For the year ended December 31, 2005, we paid $13,297 for legal services to a law firm in which Miguel Grau, a director of the company, is a partner.

Directors’ and Officers’ Liability Insurance
We have purchased, for the benefit of the Company, our subsidiaries and our directors and officers, insurance against liability incurred by the directors or officers in their capacity as directors and/or officers of the Company or any subsidiary, in an amount commensurate to that held by other issuers of comparable size and maturity to Peru Copper.
The Company’s policy is a “Directors and Officers Liability Insurance Policy Including Employment Practices and Securities Claims Coverage with Defense Costs Included in the Limit of Liability” (“Policy”). The liability limit under the Policy, inclusive of costs of defense, is Cdn$10,000,000. The Policy contract period is from June 10, 2005 to June 10, 2006 and, for the first year of the contract, the Company paid a premium in the amount of Cdn$139,750. Retentions under the Policy are: (a) for each Claim other than a Securities Claim or Employment Practices Claim — Cdn$100,000; (b) for each Employment Practices Claim — Cdn$150,000; and (c) for each Securities Claim — Cdn$200,000.
Composition of the Compensation Committee
Our Compensation Committee is composed of three who are neither officers nor employees of the company or any of its subsidiaries. At December 31, 2005, the members of the Compensation Committee were: George R. Ireland (Chairman), Alan R. Hill and Thomas J. O’Neil. The Compensation Committee held two meetings during the year ended December 31, 2005, of which Mr. Ireland attended one, Mr. Hill attended both and Mr. O’Neil attended both. Mr. Hill resigned as a director on February 6, 2006 and Miguel Grau M. was appointed as a director and replaced Mr. Hill as a member of our Compensation Committee on February 6, 2006.
Report on Executive Compensation
When determining the compensation of our executive officers, including the Named Executive Officers, our Compensation Committee considers the objectives of: (i) recruiting and retaining the executives critical to the success of the company and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and our shareholders; (iv) rewarding performance, both on an individual basis and with respect to the business in general. In order to achieve these objectives, the compensation paid to executive officers consists of the following three components:
(a)	base salary;

(b)	bonus; and

(c)	long-term incentive in the form of stock options granted in accordance with the Share Option Plan.
Base Salary
The base salary of each particular executive officer is determined by an assessment by our Board of such executive’s performance, a consideration of competitive compensation levels in companies similar to us and a review of our performance as a whole and the role such executive officer played in such corporate performance.
Bonus
Bonuses are performance based short-term financial incentives. Bonuses are granted at the discretion of the Compensation Committee and the Board.
Long-Term Incentive
We provide long-term incentive by granting options to executive officers through our Share Option Plan. The options granted permit executives to acquire common shares at an exercise price equal to the closing market price of such shares under option on the trading day immediately preceding the date on which the option was granted. The objective of granting options is to encourage executives to acquire an ownership interest in our company over a period of time, which acts as a financial incentive for such executive to consider the long-term interests of the company and its shareholders.
Compensation of Chief Executive Officer
The components of the Chief Executive Officer’s compensation are the same as those which apply to our other senior executive officers, namely base salary, bonus and long-term incentives in the form of stock options. These components are set forth in Mr. Preble’s employment agreement. For the year ended December 31, 2005, Mr. Preble earned a base salary of $138,300. The Chairman of our Compensation Committee presents recommendations of the Compensation Committee to the Board with respect to the Chief Executive Officer’s compensation. In setting the Chief Executive Officer’s salary, the Compensation Committee reviews salaries paid to our other senior officers, salaries paid to other chief executive officers in the industry and the Chief Executive Officer’s impact on the achievement of our company’s objectives for the previous financial year. During the financial year ended December 31, 2005, Mr. Preble was also granted 100,000 stock options under our Share Option Plan. See “Option Grants During the Financial Year Ended December 31, 2005”.

The foregoing report has been submitted by:	George Ireland (Chairman)
Thomas J. O’Neil
Miguel Grau M.
Performance Graph
The following graph compares the yearly percentage change in the cumulative total shareholder return for Cdn$100 invested in common shares of the company on October 6, 2004 (the date on which the company’s common shares commenced trading on the TSX) against the cumulative total shareholder return of the S&P/TSX Composite Index and the S&P/TSX Composite Index — Metals & Mining for the period from October 6, 2004 to December 31, 2004 and the fiscal year ended December 31, 2005, assuming the reinvestment of all dividends.

	Oct. 6/04	Dec 31/04	Dec 31/05
Peru Copper Inc.	100.00	81.40	187.79
S&P/TSX Composite Index	100.00	104.69	129.94
S&P/TSX Composite Index — Metals & Mining	100.00	100.04	124.87

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides details of compensation plans under which our equity securities are authorized for issuance as of the financial year ended December 31, 2005.

		Weighted-average	Number of
		price of	securities
	Number of securities to	outstanding	remaining available
	be issued upon exercise	options, warrants	for future issuance
	of outstanding options,	and rights(3)	under equity
Plan Category	warrants and rights (1)	(Cdn$)	compensation plans(2)(4)
Equity compensation plans approved by securityholders	7,513,000 (2)	1.65	1,442,357

Equity compensation plans not approved by securityholders	N/A	N/A	N/A

Total	7,513,000	1.65	1,442,357

(1)	Represents common share issuable upon the exercise of stock options.

(2)	100,000 options were cancelled during the year ended December 31, 2004 following the resignation of one of our advisory committee members, which options became available for grant again under our Share Option Plan. In additional, an aggregate of 359,500 options were cancelled during the year ended December 31, 2005 following the resignation of one of our directors and various Peruvian employees, which options became available for grant again under our Share Option Plan.

(3)	For this calculation, the exercise price of our US$1.40 stock options was converted to Canadian dollars based on an average exchange rate for the period of Cdn$1.86:US$1.00.

(4)	Based on the maximum number of common shares reserved for issuance upon the exercise of stock options under our Share Option Plan of 8,955,357.
Security Based Compensation Arrangements
Share Option Plan
Our Share Option Plan, effective as of February 24, 2004, received TSX approval and deemed disinterested shareholder approval through the completion of our initial public offering in October 2004.
The Share Option Plan is designed to advance the interests of the company by encouraging eligible participants, being employees, officers, directors and consultants, to have equity participation in our company through the acquisition of common shares. The aggregate maximum number of common shares that are reserved for issuance under the Share Option Plan is 8,955,357, representing approximately 7.6% of our current issued and outstanding Common Shares. We currently have an aggregate of 7,413,000 options issued, representing approximately 6.3% of our issued and outstanding common shares, and there remains available 1,387,357 options available for grant, representing approximately 1.2% of our issued and outstanding common shares. Under the terms of the Share Option Plan, the maximum number of common shares which may be reserved for issuance to any one person is 5% of our issued and outstanding common shares, the maximum number of common shares which may be reserved for issuance to any one insider of the company, and his or her associates, within a one-year period is 5% of our issued and outstanding shares and the maximum number of common shares which may be reserved for issuance to insiders as a group within a one-year period is 10% of our issued and outstanding common shares.
All options granted under the Share Option Plan shall have an exercise price of not less than the closing price of the common shares on the TSX on the trading day immediately preceding the date on which the option is granted, and are exercisable for a period not to exceed ten years. The vesting of options is at the discretion of our Board, and the standard vesting provisions governing our outstanding stock options is equal 20% increments every six months following the date of issuance. All options are non-transferable and non-assignable. Under the terms of our Share Option Plan, in the event of the termination for cause or otherwise (including retirement) of an eligible participant under our Share Option Plan, each option held ceases to be exercisable within a period of 30 days after termination, as the case may be, or such longer period as our Board may determine, provided that no option shall remain outstanding for longer than 36 months following termination (other than in the case of a non-executive director, who has 12 months following termination) or the expiry date of such option. Upon death of an eligible participant, the legal representative of such participant is entitled exercise his or her options within a period after the date of death as determined by our Board, provided that no option will remain exercisable for longer than 12 months following death or the expiry date of the options. In all cases, unless the Board determines otherwise, only that portion of options that has vested by termination are exercisable. Our Share Option Plan does not contain provide the company with any ability or provision to transform a stock option into a stock appreciation right involving an issuance of common shares. The Board may amend, suspend or terminate the Share Option Plan or any portion of the plan at any time in accordance with applicable legislation, and subject to any required regulatory or shareholder approval, provided that, subject provisions outlined for certain corporate events, no amendment, suspension or termination will alter or impair an eligible participant’s previously granted options or rights under the Share Option Plan without such participant’s consent.
Corporate Governance Practices
National Policy 58-201 entitled “Corporate Governance Guidelines” (“NP 58-201”) sets out guidelines for effective corporate governance. These guidelines deal with matters such as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members and other items dealing with sound corporate governance. National Instrument 58-101 entitled “Disclosure of Corporate Governance Practices” (“NI 58-101”) requires that if management of an issuer solicits proxies from its securityholders for the purpose of electing directors, specified disclosure of the corporate governance practices must be included in its management information circular.
The company and Board recognize the importance of corporate governance to the effective management of our company and to the protection of our employees and shareholders. Our approach to significant issues of corporate governance is designed with a view to ensuring that the business and affairs of the company are effectively managed so as to enhance shareholder value. The Board of Directors fulfills its mandate directly and through its committees at regularly scheduled meetings or as required. Frequency of meetings may be increased and the nature of the agenda items may be changed depending upon the state of the company’s affairs and in light of opportunities or risks which the company faces. The directors are kept informed of the company’s operations at these meetings as well as through reports and discussions with management on matters within their particular areas of expertise.
Our corporate governance practices have been and continue to be in compliance with applicable Canadian and United States requirements. We continue to monitor developments in Canada and the United States with a view to further revising our governance policies and practices, as appropriate.
The Board of Directors has considered the guidelines set out in NP 58-201 and believes that its approach to corporate governance is appropriate and works effectively for the company and its shareholders. The following is a description of our corporate governance practices which has been prepared by the Corporate Governance and Nominating Committee of the Board and has been approved by the Board.
The Board of Directors
The majority of the members of our Board of Directors are independent within the meaning of NI 58-101 and hold regularly scheduled meetings. Although Messrs. Lowell (Executive Chairman of the Board) and Preble (President and Chief Executive Officer) are not independent as they are also officers of the company, the Board ensures independent functioning through a majority of independent directors.
The role of our Executive Chairman of the Board is to chair all meetings of the Board in a manner that promotes meaningful discussion, and to provide leadership to the Board to enhance the Board’s effectiveness in meeting its responsibilities. The Executive Chairman’s responsibilities include, without limitation, ensuring that the Board of Directors works together as a cohesive team with open communication; working together with the Corporate Governance and Nominating Committee to ensure that a process is in place by which the effectiveness of the Board, its committees and its individual directors can be evaluated on a regular basis. The Executive Chairman also acts as a liason between the Board and management to ensure that the relationship between the Board and management is professional and constructive and ensures that the allocation of responsibilities and the boundaries between Board and management are clearly understood.
The independent directors meet without management to review the business operations, corporate governance and financial results of the company. During the fiscal year ended December 31, 2005, the Board of Directors held eight meetings, of which Mr. Lowell attended eight, Mr. Preble attended eight, Mr. De Witt attended seven, Ms. McLeod-Seltzer attended eight, Mr. Fairchild attended seven, Mr. Ireland attended six, Mr. Renzoni attended eight, Dr. O’Neil attended seven and Mr. Hill attended three. Mr. Hill resigned as a director on February 6, 2006 and Miguel Grau M. was appointed to the Board as Mr. Hill’s replacement on that date.
Certain of our directors are also presently directors of the following other reporting issuers:

Director Name	Directorships with Other Reporting Issuers
Catherine E. McLeod-Seltzer	Pacific Rim Mining Corp.
Miramar Mining Corporation
Bear Creek Mining Corporation
Stornoway Diamond Corporation
Kinross Gold Corporation

Carl L. Renzoni	Meridian Gold Inc.
International Molybdenum plc

George R. Ireland	Uranium Resources, Inc.
Geoinformatics Exploration Inc.

Thomas J. O’Neil	Fording, Inc.

David E. De Witt	Bear Creek Mining Corporation
Full Metal Minerals Ltd.
Galway Resources Ltd.

Charles G. Preble	Inca Pacific Resources, Inc.

Miguel Grau M.	Bear Creek Mining Corporation
Vena Resources Inc.
Board Mandate
Our Board of Directors is responsible for the general supervision of the management of the business. The Board of Directors discharges its responsibilities directly and through its committees, currently consisting of the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Environmental and Technical Committee.
A copy of the charter of the Board of Directors, setting out its mandate, responsibilities and the duties of its members is attached hereto as Schedule “A”.
Position Descriptions
Written position descriptions have been developed by the Board of Directors for the Executive Chairman of the Board of Directors and the Chair of each of the Board’s committees. The Board, together with our Chief Executive Officer, have also developed a written position description for the Chief Executive Officer.

Orientation and Continuing Education
The measures that the Board of Directors takes in connection with orienting new Board members regarding the role of the Board, its directors, the committees of the Board and the nature and operation of the company’s business include providing each new member with information concerning the role and responsibilities of a public company director, providing new members with a complete set of the company’s charters, policies and procedures and discussing with new members the company’s operations including possible site visits to our mineral properties.
With respect to providing continuing education for our directors, the Board ensures that all directors are kept apprised of changes in the company’s operations and business, changes in the regulatory environment affecting our day to day business both within Canada and within the foreign jurisdictions in which we maintain properties and changes in their roles as directors of a public company.
The Corporate Governance and Nominating Committee also considers orientation and continuing education for Board members and makes recommends to the Board of Directors from time to time regarding same.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics for its directors, officers and employees, and it monitors compliance with the Code by ensuring all directors, officers and employees receive and become thoroughly familiar with the company’s Code of Business Conduct and Ethics; asking, from time to time, for verification (written or otherwise) from directors, officers and employees that they understand and are in compliance with the Code; and ensuring that directors, officers and employees inform the company’s Chief Risk Officer or other appropriate person of any non-compliance with the Code. In addition, the Board conducts regular audits to test compliance with the Code. A copy of our Code of Business Conduct and Ethics may be accessed on our website at www.perucopper.com or through SEDAR at www.sedar.com.
The Board of Directors takes steps to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer of the company has a material interest, which include ensuring that directors and officers are thoroughly familiar with our Code of Business Conduct and Ethics and, in particular, the rules concerning reporting conflicts of interest and obtaining direction from the company’s Chief Risk Officer regarding any potential conflicts of interest.
The Board encourages and promotes an overall culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations; providing guidance to employees, officers and directors to help them recognize and deal with ethical issues; promoting a culture of open communication, honesty and accountability; and ensuring awareness of disciplinary action for violations of ethical business conduct.
Nomination of Directors
The Board of Directors, together with its Corporate Governance and Nominating Committee which is composed entirely of independent directors, is responsible for identifying new candidates for nomination to the Board. The process by which the Board identifies new candidates is through recommendations of the Corporate Governance and Nominating Committee whose responsibility it is to establish qualification and procedures to identify new candidates based on corporate law and regulatory requirements as well as relevant education and experience related to our business.
The Corporate Governance and Nominating Committee’s responsibilities include annually reviewing the charters of the Board of Directors and the Corporate Governance and Nominating Committee; assisting the Executive Chairman of the Board of Directors in carrying out his responsibilities; considering and, if thought fit, approving requests from directors or committee members for the engagement of special advisors from time to time; preparing and recommending to the Board of Directors a set of corporate governance guidelines, a Code of Business Conduct and Ethics and annually a “Statement of Corporate Governance Practices” to be included in our management information circular; meeting with our external corporate counsel to discuss our corporate governance policies and practices; recommending procedures to permit the Board of Directors to meet on a regular basis without management present; assisting the Board of Directors by identifying individuals qualified to become Board members and members of Board committees; leading the Board of Directors in its annual review of the Board’s performance; and assisting the Board of Directors in monitoring compliance by the company with legal and regulatory requirements.
The members of the Corporate Governance and Nominating Committee are Messrs. Carl L. Renzoni (Chairman), George F. Ireland and John P. Fairchild. The Committee held three meetings during the year ended December 31, 2005, of which Mr. Renzoni attended three, Mr. Ireland attended two, and Mr. Fairchild attended one (following his appointment to the Committee).
Compensation
The Board of Directors, together with its Compensation Committee which is composed entirely of independent directors, among other things, determines appropriate compensation for our directors and executive officers. The process by which appropriate compensation is determined is through periodic and annual reports from the Compensation Committee on the company’s overall compensation and benefits philosophies, which are established based, in part, on a review of peer group and mining industry compensation data. The reports describe processes undertaken by the committee to weight factors and target levels in determining executive compensation.
The Compensation Committee’s responsibilities include reviewing and making recommendations to the directors regarding any equity or other compensation plan and regarding the total compensation package of the executive officers, including the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee is also responsible for reviewing the performance of the Chief Executive Officer and the Chief Financial Officer and evaluating their total compensation annually in relation to their performance against pre-established goals and strategies.
For the composition of this Committee and meeting attendance of its members for the year ended December 31, 2005, please refer to “Composition of the Compensation Committee” above.
Audit Committee
Information regarding the company’s Audit Committee is contained in our Annual Information Form dated March 31, 2006 under the heading “Audit Committee”, and a copy of the Audit Committee charter is attached to our Annual Information Form as Schedule “A” thereto. Our Annual Information Form is available on SEDAR at www.sedar.com.
Environmental and Technical Committee
The Board of Directors also has an Environmental and Technical Committee, which is comprised of one independent director, being Thomas J. O’Neil (Chairman) and Mr. Charles Preble, our President and Chief Executive Officer.
The Board of Directors, together with its Environmental and Technical Committee, is responsible for overseeing the development and implementation of appropriate policies and management systems for the company relating to environmental matters and technical matters relating to the exploration and development of the Toromocho project and any other projects of the company.
Board Assessments
Our Board of Directors, its committees and its individual directors are assessed regularly, at least on an annual basis, as to their effectiveness and contribution. The process by which such assessments are made is through questionnaires developed by the Board and its Corporate Governance and Nominating Committee, which are distributed to each director and/or committee member for review and completion each year. In addition, the Chairman of the Board and the Chair of each committee encourages discussion amongst the Board or the committee, as the case may be, as to their evaluation of their own effectiveness over the course of the year. All directors and/or committee members are free to make suggestions for improvement of the practice of the Board and/or its committees at any time and are encouraged to do so.

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of prospective board members as well as the composition of the Board as a whole. This assessment will include each member’s contribution, qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.
Indebtedness of Directors and Executive Officers
None of our directors or executive officers, nor any associate of such director or executive officer is as at the date hereof, or has been, during the financial year ended December 31, 2005, indebted to the company or any of our subsidiaries in connection with a purchase of securities or otherwise. In addition, no indebtedness of these individuals to another entity has been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding of the company or any of our subsidiaries.
Interest of Informed Persons in Material Transactions
Other than as described below and elsewhere in this management information circular, since the commencement of our most recently completed financial year, no informed person of the company, nominee for election as a director of the company, or any associate or affiliate of an informed person or Board nominee, has or had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or will materially affect the company or any of our subsidiaries.
The company entered into a management services agreement with Pathway Capital Ltd., of which David E. De Witt is a director and President, as of November 1, 2004, pursuant to which we receive certain management services, including, but not limited to, secretarial services, general administrative and shareholder services from Pathway Capital. The management services agreement provides for hourly reimbursements for certain specified staff and reimbursement of out-of-pocket expenses, including Cdn$1,250 per month attributable to overhead, which includes office space. For the year ended December 31, 2005, a total of $86,021 was paid to Pathway Capital Ltd. pursuant to the management services agreement.
In June 2004, we entered into a sublease arrangement for an apartment owned by Charles Preble, our President and Chief Executive Officer, at a monthly lease rate of $800, which is based on prevailing market rents for similar apartments in the area. The apartment is located in Lima, Peru and has been sublet for use by J. David Lowell and another one of our co-founders. For the year ended December 31, 2005, we paid approximately $9,600 to Mr. Preble under this sublease.
See also “Compensation of Directors” — “Compensation for Services”.
Election of Directors
Our Articles of Incorporation and the CBCA provide that the Board consist of a minimum of three (3) and a maximum of ten (10) directors. The Board currently consists of nine (9) directors. At the Meeting, the nine (9) persons named hereunder will be proposed for election as directors of the company. Unless authority to do so is withheld, the persons named in the accompanying proxy intend to vote for the election of each of the nominees whose names are set forth below. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, it is intended that discretionary authority shall be exercised by the persons named in the accompanying proxy to vote the proxy for the election of any other person or persons in place of any nominee or nominees unable to serve.
The following table sets forth the name, province or state and country of residence, present principal occupation, business or employment, the period(s) during which each has served as a director of our company and number of common shares beneficially owned by each nominee for election as a director of the company. The statement as to the common shares beneficially owned, directly or indirectly, or over which control or direction is exercised by the nominees for election as directors hereinafter named is in each instance based upon information furnished by the person concerned and is as at March 31, 2005.

Each director elected will hold office until the close of the first annual meeting of shareholders of the company following his or her election unless his office is earlier vacated in accordance with our By-Laws.

			Number of Common
			Shares Beneficially
			Owned, Directly or
	Principal Occupation,	Period(s) Served as a	Indirectly or Over Which
Name and Province/State	Business or	Director of	Control or Direction
and Country of Residence	Employment	the company	is Exercised
J. David Lowell Arizona, United States	Executive Chairman of the company	February 24, 2004 to present	15,340,000 (6)

Charles G. Preble (4) Arizona, United States and Lima, Peru	President and Chief Executive Officer of the company	February 24, 2004 to present	90,000 (7)

David E. De Witt British Columbia, Canada	President of Pathway Capital Ltd., a private venture capital company	November 24, 2004 to present (5)	6,945,001 (8)

Catherine McLeod-Seltzer British Columbia, Canada	Chairman & Director of Pacific Rim Mining Corp., a public resource company	February 24, 2004 to present	4,300,000

Carl L. Renzoni (1) (3) Ontario, Canada	Retired; independent contractor currently serving as a director of Peru Copper, Meridian Gold Inc. and International Molydenum plc	June 8, 2004	Nil

George F. Ireland (1) (2) (3) Massachusetts, United States	President of GRI Holdings LLC, a private investment company	May 12, 2004 to present	2,205,110 (9)

John P. Fairchild (1) (3) British Columbia, Canada	Independent contractor currently serving as Chief Financial Officer of Viceroy Exploration Ltd., a public mineral exploration company	November 24, 2004 to present	15,000

Thomas J. O’Neil (2) (4) Arizona, United States	Retired; independent contractor currently serving as a director of Peru Copper and Fording, Inc.	February 8, 2005 to present	Nil

Miguel Grau M. (2) Lima, Peru	Lawyer; Partner in Estudio Grau, Abogados, a law firm in Lima, Peru	February 6, 2006 to present	Nil

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Member of the Environmental and Technical Committee

(5)	Mr. De Witt also served as a director of the company between February 24, 2004 and June 8, 2004.

(6)	Mr. Lowell and his wife, Edith Lowell, exercise control and direction over these shares in their capacity as trustees of the Lowell Family Trust UA, which is the direct holder of these shares.

(7)	Mr. Preble exercises control and direction over these shares in his capacity as trustee of The Preble Family Revocable Trust, which is the direct holder of these shares.

(8)	Mr. De Witt exercises control and direction over these shares through Fisherking Holdings Ltd., a private company controlled by Mr. De Witt. Mr. De Witt holds one share directly in connection with the incorporation of our company.

(9)	Mr. Ireland holds 60,610 of these shares directly and exercises control and direction over the balance through various holding companies.
The principal occupations, businesses or employments of each of our directors during the past five years are disclosed in the brief biographies set forth below.
J. David Lowell — Executive Chairman and Director. Mr. Lowell co-founded Minera Peru Copper, S.A. in Peru in April 2003 and Peru Copper Syndicate Ltd. in the Cayman Islands in April 2003. In February 2004, Mr. Lowell co-founded Peru Copper Inc. in Canada. From April 2003 through the Spring of 2005, Mr. Lowell also served as the Chairman of Bear Creek Mining Corporation. In 1993, Mr. Lowell and Catherine McLeod-Seltzer co-founded Arequipa Resources Ltd. Mr. Lowell acted as Exploration Manager of Arequipa Resources Ltd. until 1996, when the company was acquired by Barrick Gold Corp. Mr. Lowell has also acted as a consultant for several large multinational mining companies and government-owned mineral entities over the course of his career and he is the Manager of Lowell Mineral Exploration, LLC, a private mineral exploration company that he founded in 1961. Mr. Lowell received a Bachelor of Science degree in Mining Engineering, a Masters of Science degree in Geology and an Engineer of Geology degree from the University of Arizona in 1949, 1957 and 1959, respectively. Mr. Lowell is a citizen and resident of the United States.
Charles G. Preble — President, Chief Executive Officer and Director. Mr. Preble joined us as the President and Chief Executive Officer in January 2004 and as a Director in February 2004. Mr. Preble also serves as a director of Inca Pacific Resources, Inc., a Canadian public resource exploration company listed on the Toronto Stock Exchange with a focus on copper molybdenum and gold projects in Peru. From September 2003 to December 2003, Mr. Preble served as a consultant to us. From August 1994 to March 2004, Mr. Preble served as a director of Banco Internacional del Peru Interbank. From July 1984 to April 1999, Mr. Preble was the President and Chief Executive Officer of Southern Copper Corporation (formerly Southern Peru Copper Corporation), a public copper mining company listed on the New York Stock Exchange and the Lima Stock Exchange, after which he retired until joining us. Mr. Preble is a member of the Society of Mining Engineers, Mining Foundation of the Southwest, Mining and Metallurgical Society of America and the Peruvian Institute of Mining Engineers. Mr. Preble holds a Bachelor of Science degree in Mining Engineering from the University of Arizona. Mr. Preble is a citizen of the United States and is a resident of the United States and Peru.
David E. De Witt — Director, Vice President of Corporate Development. Mr. De Witt was a co-founder of our company and a director until June of 2004. He rejoined our Board of Directors in November 2004. Mr. De Witt is the President and a director of Pathway Capital Ltd., a private venture capital company, which was founded in September 2004. From January 1997 to September 2004, he was a co-founder and director of Pacific Source Capital Ltd., also a private venture capital company. Mr. De Witt was a founding partner of De Witt Sedun, a law firm focused exclusively on securities law, from October 1992 to January 1997 and practiced corporate and securities law until his retirement from practice in 1997. He is currently a director and/or officer of the following reporting companies: Bear Creek Mining Corporation (since April 2003), Full Metal Minerals Ltd. (since May 2004) and Galway Resources Ltd. (since August 2004). He was a director and officer of Luna Gold Corp. (as a director from May 1997 to June 2005 and as an officer from July 1999 to June 2004). Mr. De Witt was also a director of Pacific Rim Mining Corp. from August 1998 to March 2003 and the Secretary of Geologix Explorations Inc. from August 1998 to January 1999 and its Chief Financial Officer from August 1998 to September 2003. Mr. De Witt graduated from the University of British Columbia with a Bachelor of Commerce degree in 1975 and a Bachelor of Law degree in 1978. Mr. De Witt is a citizen and resident of Canada.
Catherine E. McLeod-Seltzer — Director. Ms. McLeod-Seltzer co-founded Minera Peru Copper S.A. in Peru in April 2003 and was elected a director of the company in February 2004. Ms. McLeod-Seltzer currently holds positions with the following public mining companies: Chairman and a director of Pacific Rim Mining Corp., which position she has held since April 1997; Co-Chairman and a director of Stornoway Diamond Corporation, which position she has held since November 11, 2001; Chairman of Bear Creek Mining Corporation which position she has held since May 2005; and a director of each of Bear Creek Mining Corporation since April 2000, Miramar Mining since March 2001 and Kinross Gold Corporation since October 2005. Ms. McLeod-Seltzer also served as a director of Francisco Gold Corp. from July 1993 to October 2002. In 1993, Ms. McLeod-Seltzer co-founded Arequipa Resources Ltd. with J. David Lowell, and acted as President and Chief Executive Officer of Arequipa Resources Ltd., until 1996, when the company was acquired by Barrick Gold Corp. Ms. McLeod-Seltzer received a Bachelor of

Business Administration degree from Trinity Western University in British Columbia in 1984. Ms. McLeod-Seltzer is a citizen and resident of Canada.
Carl L. Renzoni — Director. Mr. Renzoni joined our company in June 2004. Mr. Renzoni was an investment banker at BMO Nesbitt Burns Inc. from June 1969 and more recently a Managing Director until his retirement in November 2001. Mr. Renzoni is also a director of Meridian Gold Inc., a gold mining and exploration company with operations in Chile and the Americas, which position he has held since May 2000. Meridian is based in Reno, Nevada and is listed on the New York Stock Exchange and the Toronto Stock Exchange. He is also a director of International Molybdenum plc, a British molybdenum exploration company with operations in Greenland, which position he has held since May of 2005. International Molybdenum plc is listed on the AIM Exchange. Mr. Renzoni received an Honours Bachelor of Science degree in Geology from Queen’s University in Kingston, Ontario in 1963. Mr. Renzoni is a citizen and resident of Canada.
George R. Ireland — Director. Mr. Ireland joined us in May 2004. Mr. Ireland is President of GRI Holdings LLC, an investment management company which manages Ring Partners L.P., a Colorado limited partnership, Geologic Resource Fund Ltd., a Grand Cayman investment company, and Geologic Resource Fund L.P., a Delaware Limited Partnership, which position he has held since June 2000. Prior to such time, Mr. Ireland was an analyst at Knott Partners L.P., a Delaware limited partnership, since May 1993. Mr. Ireland has also been a director of Uranium Resources, Inc. since June 1995. He is also a director of Geoinformatics Exploration Inc., a science and technology company, which position he has held since November 2005. Geoinformatics is listed on the TSX Venture Exchange and its head office is in Toronto. Mr. Ireland received a Bachelor of Science degree in Resource Economics and Geology from the University of Michigan in 1980. Mr. Ireland is a citizen and resident of the United States.
John P. Fairchild — Director. Mr. Fairchild was elected a director of the company in November 2004. Since November 2003, Mr. Fairchild has been employed as an independent contractor and since March 15, 2004, has served as Chief Financial Officer of Viceroy Exploration Ltd., a Canadian public company. From 1994 to November 2003, Mr. Fairchild served as Chief Financial Officer and Corporate Secretary of SIRIT Inc., a Canadian public company and its predecessor entities. From 1980 to 1994, Mr. Fairchild served as an audit partner of Coopers & Lybrand (now PricewaterhouseCoopers LLP). Mr. Fairchild graduated from Carleton University in Ottawa, Ontario with a B.A. in Mathematics and Economics in 1965 and has been a Chartered Accountant since 1968. Mr. Fairchild is a citizen and resident of Canada.
Thomas J. O’Neil — Director. Dr. O’Neil joined the company in February 2005 and brings to the Board over 35 years of experience in mineral economics, and mine development and operations. Dr. O’Neil was a director of the Mineral Information Institute from July 2001 to August 2005 and has been a director of Fording, Inc. since December 2002. From January 2000 to July 2003, Dr. O’Neil was President and Chief Operating Officer of Cleveland-Cliffs Inc. From December 2000 to December 2001, Dr. O’Neil was a director of Homestake Mining Co. From September 1968 to June 1981, Dr. O’Neil served on the faculty at the University of Arizona, in the Department of Mining and Geological Engineering; and from September 1972 to September 1980, Dr. O’Neil was the head of the Department of Mining and Geological Engineering there. Dr. O’Neil was elected to the National Academy of Engineering in 1999 and was inducted to the Southwest Mining Hall of Fame in 2003. Dr. O’Neil received a Bachelor of Science degree in Mining Engineering from Lehigh University in 1962, a Master of Science degree from Pennsylvania State University in 1966, and a Ph.D. in Mining Engineering from the University of Arizona in 1972. Dr. O’Neil is a citizen and resident of the United States.
Miguel Grau M. — Director. Dr. Grau joined the company in February 2006. He has been a partner in the Lima, Peru law firm of Estudio Grau, Abogados, since 1978, with a practice focused on mining, oil and gas, foreign investment and corporate and commercial law. Dr. Grau also serves as a director of Bear Creek Mining Corporation, which position he has held since May 2003 and a director of Vena Resources Inc., a Canadian public mineral exploration company with a focus on Peru, which position he has held since May 2005. From March 1996 until December 2005, Dr. Grau served as a director of Compania Minera Antamina S.A., a public Peruvian copper producer. From March 2000 to March 2002, he served as chairman and a director of Compania Minera Milpo S.A.A., a public Peruvian mining company. Dr. Grau graduated from San Marcos University in Lima in 1968 with a bachelor degree in law. Dr. Grau is a citizen and resident of Peru.

Appointment of Auditors
Unless authority to do so is withheld, the persons named in the accompanying proxy intend to vote for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the company until the close of our next annual meeting of shareholders and to authorize the directors to fix their remuneration. PricewaterhouseCoopers LLP were first appointed as our auditors as of February 24, 2004, upon incorporation of the company.
Additional Information
Additional information relating to our company may be found on www.sedar.com. Additional financial information is provided our comparative financial statements and management’s discussion and analysis for the fiscal year ended December 31, 2005, which can be found at www.sedar.com. Shareholders may also request these documents from us by phone at (604) 689-0234 or by e-mail at patrick@perucopper.com.
Directors’ Approval
The contents of this management information circular and the sending thereof to the shareholders of the company have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Charles G. Preble
President and Chief Executive Officer
Vancouver, British Columbia
March 31, 2006

SCHEDULE “A”
PERU COPPER INC.
CHARTER OF THE BOARD OF DIRECTORS
I. GENERAL
The Board of Directors of Peru Copper Inc. (the “Company”) is responsible for the stewardship and the general supervision of the management of the business and for acting in the best interests of the Company and its shareholders. The Board will discharge its responsibilities directly and through its committees, currently consisting of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and the Environmental and Technical Committee. In addition, the Board may from time to time, appoint such additional committees as it deems necessary and appropriate in order to discharge its duties, each which committee shall have its own charter. The Board shall meet regularly, but not less than once each quarter, to review the business operations, corporate governance and financial results of the Company. Meetings of the Board of Directors will also include regular meetings (not less than once annually) of the independent members of the Board without management being present.
II. COMPOSITION
The Board of Directors shall be constituted at all times of a majority of independent directors, meaning (except in British Columbia) directors that have no direct or indirect material relationship with the Company, in accordance with National Policy 58-201 Corporate Governance Guidelines, as set out in Schedule “A” hereto. In British Columbia, a director is independent unless a reasonable person with knowledge of all relevant circumstances would conclude that the director is in fact not independent of management or of any significant shareholder. Directors must also be independent in accordance with the applicable requirements of the American Stock Exchange Company Guide, as set out in Schedule “B” hereto.
As the guidelines set out in Schedules “A” and “B” may be revised, updated or replaced from time to time, the Board shall ensure that such schedules get updated accordingly when required.
III. RESPONSIBILITIES
The Board of Directors’ mandate is the stewardship of the Company and its responsibilities include, without limitation to its general mandate, the following specific responsibilities:
•	The assignment to the various committees of directors the general responsibility for developing the Company’s approach to: (i) corporate governance and nomination of directors; (ii) financial reporting and internal controls; and (iii) compensation of officers and senior employees.
•	With the assistance of the Corporate Governance and Nominating Committee:
-	Reviewing the composition of the Board and ensuring it respects its independence criteria.

-	Satisfying itself as to the integrity of the Chief Executive Officer and other senior officers and that such officers create a culture of integrity throughout the organization.

-	The assessment, at least annually, of the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors, including, consideration of the appropriate size of the Board.

-	Ensuring that an appropriate review selection process for new nominees to the Board is in place.

-	Ensuring that an appropriate orientation and education program for new members of the Board is in place.

-	Approving and revising from time to time as circumstances warrant a corporate disclosure and communications policy to address communications with shareholders, employees, financial analysts, governments and regulatory authorities, the media and communities in which the business of the Company is conducted.
•	With the assistance of the Audit Committee:
-	Ensuring the integrity of the Company’s internal controls and management information systems.

-	Ensuring the Company’s ethical behaviour and compliance with laws and regulations, audit and accounting principles and the Company’s own governing documents.

-	Identifying the principal risks of the Company’s business and ensuring that appropriate systems are in place to manage these risks.

-	Reviewing and approving significant operational and financial matters and the provision of direction to management on these matters.

-	As required and agreed upon, providing assistance to shareholders concerning the integrity of the Company’s reported financial performance.
•	With the assistance of the Compensation Committee and the Chief Executive Officer, the approval of the compensation of the senior management team.
•	Succession planning including the selection, training, appointment, monitoring evaluation and, if necessary, the replacement of the senior management to ensure management succession.
•	The adoption of a strategic planning process, approval at least annually of a strategic plan that takes into account business opportunities and business risks identified by the Board and/or the Audit Committee and monitoring performance against such plans.
•	The review and approval of corporate objectives and goals applicable to the Company’s senior management.
•	Overseeing the Company’s implementation of systems to accommodate feedback from shareholders and establishing a process to permit shareholders to directly contact independent directors.
•	Enhancing congruence between shareholder expectations, Company plans and management performance.
•	Reviewing with senior management material transactions outside the ordinary course of business and such other major corporate matters which require Board approval including the payment of dividends, the issue, purchase and redemption of securities, acquisitions and dispositions of material assets and material capital expenditures and approving such decisions as they arise.
•	Performing such other functions as prescribed by law or assigned to the Board in the Company’s constating documents and by-laws.
•	With the assistance of the Environmental and Technical Committee, develop and implement policies and management systems relating to environmental matters and technical matters relating to the exploration and development of the Toromocho project and any other projects of the Company.

SCHEDULE “A” TO THE BOARD CHARTER
Independence Requirements under National Policy 58-201 Corporate Governance Guidelines
Pursuant to National Policy 58-201 Corporate Governance Guidelines, a “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a member’s independent judgement.
For greater certainty, the following individuals are considered to have a material relationship with the Company:
(a)	an individual who is, or has been within the last three years, an employee or executive officer of the Company;
(b)	an individual whose immediate family member is, or has been within the last three years, an executive officer of the Company;
(c) an individual who:
(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm, or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;
(d)	an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:
(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;
(e)	an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the Company’s current executive officers serve or served at the same time on the entity’s compensation committee; and
(f)	an individual who received, or whose immediate family member who is employed as an executive officer of the Company received, more than Cdn.$75,000 per year in direct compensation from the Company during any 12 month period within the last three years.
Despite the foregoing, an individual will not be considered to have a material relationship with the Company solely because he or she had a relationship identified above if that relationship ended before March 30, 2004, or because he or she had a relationship identified above in relation to a subsidiary of the Company if that relationship ended before June 30, 2005.
For the purposes of clauses (c) and (d) above, a partner does not include a fixed income partner whose interest in the firm that is the internal or external auditor is limited to the receipt of fixed amounts of compensation (including deferred compensation) for prior service with that firm if the compensation is not contingent in any way on continued service.
For the purposes of clause (f) above, direct compensation does not include:
(a)	remuneration for acting as a member of the board of directors or any board committee of the Company, and

(b)	the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.
Despite the foregoing, an individual will not be considered to have a material relationship with the Company solely because the individual or his or her immediate family member
(a) has previously acted as an interim chief executive officer of the Company, or
(b)	acts, or has previously acted, as a chair or vice-chair of the board of directors or of any board committee of the Company on a part-time basis.
References above to the Company include a subsidiary entity of the Company and a parent of the Company.

SCHEDULE “B” TO THE BOARD CHARTER
Independence Requirements under the American Stock Exchange Company Guide
“Independent director” means a person other than an officer or employee of the Company or any parent or subsidiary. No director qualifies as independent unless the Board affirmatively determines that the director does not have a material relationship with the Company that would interfere with the exercise of independent judgment. The following is a non-exclusive list of persons who shall not be considered independent:
(a)	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company, other than prior employment as an interim Chairman or CEO;
(b)	a director who accepts or has an immediate family member who accepts any payments from the Company or any parent or subsidiary of the Company in excess of US$60,000 during the current or any of the past three fiscal years, other than the following:
(1)	compensation for Board service,

(2)	payments arising solely from investments in the Company’s securities,

(3)	compensation paid to an immediate family member who is a non-executive employee of the Company or of a parent or subsidiary of the Company,

(4)	compensation received for former service as an interim Chairman or CEO,

(5)	benefits under a tax-qualified retirement plan,

(6)	non-discretionary compensation,

(7)	loans permitted under Section 13(k) of the Exchange Act,

(8)	loans from a financial institution provided that the loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, (iii) did not involve more than a normal degree of risk or other unfavorable factors, and (iv) were not otherwise subject to the specific disclosure requirements of SEC Regulation S-K, Item 404, or

(9)	payments from a financial institution in connection with the deposit of funds or the financial institution acting in an agency capacity, provided such payments were (i) made in the ordinary course of business, (ii) made on substantially the same terms as those prevailing at the time for comparable transactions with the general public, and (iii) not otherwise subject to the disclosure requirements of SEC Regulation S-K, Item 404.
(c)	a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the company as an executive officer;
(d)	a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or US$200,000, whichever is more, in any of the most recent three fiscal years;
(e)	a director of the Company who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on that entity’s compensation committee;
(f)	a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.